UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

March 15, 2011

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Suite 150, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On March 15, 2011, Heritage Bankshares, Inc. (the “Company”) issued a press release announcing that it has received approval from the U.S. Department of the Treasury (the “Treasury”) to redeem approximately 25% of the preferred shares the Company originally issued to the Treasury under the TARP Capital Purchase Program (the “Program”) (the shares to be redeemed by the Company are the “Repurchased Preferred Shares”).

On March 16, 2011, the Company expects to pay approximately $2.617 million to the Treasury to complete the redemption of the Repurchased Preferred Shares. The Company’s redemption of the Repurchased Preferred Shares is not subject to additional conditions or stipulations from the Treasury.

In connection with its participation in the Program, consummated on September 25, 2009, the Company issued to the Treasury (i) 10,103 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Series A Preferred Shares”), and (ii) after the Treasury’s exercise of an associated Warrant, 303 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (“Series B Preferred Shares”). Following the Company’s redemption of the Repurchased Preferred Shares, 7,497 Series A Preferred Shares and all 303 Series B Preferred Shares will remain issued and outstanding and held by the Treasury.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release issued by Heritage Bankshares, Inc. on March 15, 2011.

Heritage Bankshares, Inc.
(Registrant)

Date: March 15, 2011	/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by Heritage Bankshares, Inc. on March 15, 2011